January 6, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Pacer Funds Trust

File no. 811-23024

Funds	Predecessor Funds
Pacer American Energy Independence ETF	American Energy Independence ETF
Pacer Salt High truBeta™ US Market ETF	Salt High truBeta™ US Market ETF
Pacer Salt Low truBeta™ US Market ETF	Salt Low truBeta™ US Market ETF

Dear Sir or Madam:

We have read additional information – note 7 to the annual report filed under Form N-CSR of the Funds, each a series of Pacer Funds Trust, dated January 6, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.